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            23(d)(12) Amendment to Investment Sub-Advisory Agreement
       Great Companies - America(SM) and Great Companies - Technology(SM)

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                             GREAT COMPANIES, L.L.C.

     THIS AMENDMENT is made as of January 1, 2006 to the Sub-Advisory Agreement dated May 1, 2000, as amended, between Transamerica Fund Advisors, Inc. and Great Companies, L.L.C. on behalf of Great Companies - America(SM) and Great Companies - Technology(SM). In consideration of the mutual covenants contained herein, the parties agree as follows:

     1. SCHEDULE A. Effective January 1, 2006, the sub-advisory fee rate for GREAT COMPANIES - AMERICA(SM) is as follows:

          0.30% of the first $500 million of average daily net assets; and 0.25% of average daily net assets in excess of $500 million, less 50% of any amount reimbursed pursuant to the portfolio's expense limitation.

     2. SCHEDULE A. Effective January 1, 2006, the sub-advisory fee rate for GREAT COMPANIES - TECHNOLOGY(SM) is as follows:

          0.35% of the first $250 million of average daily net assets; 0.30% over $250 million up to $500 million; and 0.25% of average daily net assets in excess of $500 million, less 50% of any amount reimbursed pursuant to the portfolio's expense limitation.

     In all other respects, the Agreement dated May 1, 2000, as amended, is confirmed and remains in full force and effect.

     The parties hereto have caused this amendment to be executed as of January 1, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
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                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        GREAT COMPANIES, L.L.C.


                                        By:
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                                        Name:
                                              ----------------------------------
                                        Title:
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